Exhibit 10.17

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”)is effective as of the latest date signed (the “Effective Date”), by and between Alpha Modus Corp., a Florida corporation (herein “Licensor”), and GZ6G Technologies Corp, a Nevada corporation (“Licensee”). Licensor and Licensee shall each be considered a “Party” and together the “Parties.”

WHEREAS, Licensor owns all intellectual-property rights, title, and interest in and to the intellectual property identified in Exhibit A (collectively the “Licensed Intellectual Property”); and

WHEREAS, Licensee desires to be an exclusive licensee, of the Licensed Intellectual Property, that is allowed to use the Licensed Intellectual Property within the Exclusive Industry for maintenance, operational, promotional, advertising, goodwill, and general business purposes, including co-development of new offerings and support of ongoing software maintenance.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

The following terms are defined:

1.1 “Licensed Intellectual Property” means the intellectual property listed in Exhibit A.

1.2 “Exclusive Industry” means the industry relating to Stadiums and Event Management, wherein the Licensed Intellectual Property is to be utilized exclusively.

2. LICENSE

2.1 Licensed Intellectual Property. For the Fee described below in Section 3.1, Licensor hereby grants to Licensee an exclusive license to use the Licensed Intellectual Property within the Exclusive Industry for maintenance, operational, promotional, advertising, goodwill, and general business purposes, including co-development of new offerings and support of ongoing software maintenance.

2.2 Revenue Share on Co-Developed Offerings. In consideration of the collaborative efforts of the Parties in the development of new offerings (“Co-Developed Offerings”) under the terms of this Agreement, the Parties hereby agree to a revenue sharing structure as delineated herein:

(i) Determination of Revenue Share. The Parties shall equally share the revenues derived from the sale, licensing, or other commercial exploitation of the Co- Developed Offerings, with each Party receiving fifty percent (50%) of such revenues (“Revenue Share”), provided, however, that the costs associated with the development of such Co-Developed Offerings are borne equally by the Parties.

(ii) Alternative Revenue Share Arrangements. Notwithstanding the foregoing, in the event that one Party bears a greater proportion of the development costs for a Co- Developed Offering than the other, the Parties shall negotiate in good faith to determine an alternative revenue share arrangement that equitably reflects the respective contributions of each Party to the development of the Co-Developed Offering.

(iii) Adjustment of Revenue Share. The Parties may, from time to time and by mutual written agreement, adjust the terms of the Revenue Share as they deem appropriate to reflect changes in the Parties’ respective contributions to the development of Co-Developed Offerings.

(iv) Accounting and Payment of Revenue Share. Each Party shall maintain accurate and detailed accounting records pertaining to the generation of revenues from Co-Developed Offerings. Such records shall be made available to the other Party upon reasonable request for the purposes of verifying the accuracy of payments made under this Section 2.2. Revenue Share payments shall be made on a quarterly basis, within thirty (30) days following the end of the relevant accounting period.

3. FEES

3.1 Licensing Fee. The Licensing Fee, as defined herein, shall be the greater of (a) ten percent (10%) of the Minimum Revenue as set forth in Section 3.2, or (b) ten percent (10%) of gross revenues derived from the sales of all existing and developed products that utilize the Licensed Intellectual Property or are enhanced to practice the Licensed Intellectual Property.

Licensing Fees shall be paid quarterly and are due on the first day of the quarter to which they relate. Licensee shall have 45 days from the due date to pay the Licensing Fee without penalty. If Licensee has not paid the Licensing Fee on or before the 46th day of the subject quarter, then a late-penalty of ten percent (10%) shall apply.

3.2 Minimum Revenue Requirement. For all quarters beginning within the first eighteen (18) months following the Effective Date, the Minimum Revenue shall be set at zero (0) dollars. For the first quarter beginning eighteen (18) months after the Effective Date and continuing any and all quarter thereafter, the Minimum Revenue shall be $100,000.

4. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

4.1 Authorization. Each of the undersigned representatives represents and warrants that he is authorized to sign this Agreement on behalf of and to legally bind the respective party. Each party represents and warrants that no provision of this Agreement will violate any other agreement that either party may have with any other person, company, firm, or entity. Each party has relied upon these representations and warranties in entering into this Agreement.

4.2 Maintenance. Licensee agrees to provide ongoing software support and maintenance for the products that utilize or practice the Licensed Intellectual Property, as covered under this Agreement.

4.3 Standards of Quality. Licensee agrees to maintain standards of quality in products and services at or above industry standard for all products that use or are associated with the Licensed Intellectual Property, consistent with the Licensor’s specifications, to protect the reputation and value of the Licensed Intellectual Property.

4.4 Compliance with Brand Guidelines. Licensee shall adhere to all brand usage guidelines provided by the Licensor and shall obtain prior written approval from the Licensor for any use of the Licensed Intellectual Property in a manner not expressly permitted under this Agreement.

4.5 Indemnification – Licensee. Licensee agrees to defend, indemnify and hold harmless Licensor and its officers, directors, employees, agents and representatives from and against any and all third party claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Licensor (each, a “Licensor Claim”) related to or arising out of (a) the breach of any of Licensee’s representations, warranties or covenants hereunder, (b) Licensee’s gross negligence or willful misconduct; (c) any alleged defects or dangers inherent in any product or the use thereof that is not solely attributable to the Licensed Intellectual Property as provided by Licensor; (d) any injuries or damages to purchasers, users, or consumers arising from or related to the use of the products subject to the Licensed Intellectual Property that is not solely attributable to the Licensed Intellectual Property as provided by Licensor; (e) any false or misleading claims made by Licensee, its employees, agents, representatives, or Affiliates in connection with the use of Licensed Intellectual Property.

4.6 Indemnification – Licensor. Licensor agrees to defend, indemnify and hold harmless Licensee and its officers, directors, employees, agents and representatives from and against any and all third party claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Licensee (each, a “Licensee Claim”) related to or arising out of (a) the breach of any of Licensor’s representations, warranties or covenants hereunder; (b) Licensor’s gross negligence or willful misconduct; (c) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or directly related to the use of a product that is solely attributable to the Licensed Intellectual Property as provided by Licensor; and (d) any claims by a third party that the Licensed Intellectual Property infringes on such third-party’s intellectual property rights.

4.7 Indemnification – Procedures. If a Party (the “Indemnified Party”) seeks indemnification under the terms and conditions of this Article 4 from the other Party (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim for which indemnification is sought (whether a direct claim brought by the Indemnified Party or a third party claim brought against the Indemnified Party) upon becoming aware of a claim. The Indemnifying Party shall promptly assume control of the defense and investigation of such claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnified Party’s sole cost and expense. The Indemnified Party may participate in the defense of such claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any such claim [on any terms or in any manner that adversely affects the rights of any indemnified Party] without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnifying Party fails or refuses to assume control of the defense of such claim, the Indemnified Party has the right, but no obligation, to defend against such claim, including settling such claim after giving notice to the Indemnifying Party, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 4.4 nor any Indemnified Party’s act or omission in the defense or settlement of any such claim will relieve the Indemnifying Party of its obligations under this Section 4.4, including with respect to any losses, except to the extent that the Indemnifying Party can demonstrate that it has been materially prejudiced as a result thereof.

4.8 Confidential Information. Both Parties agree to keep all confidential information exchanged under this Agreement (“Confidential Information”) in strict confidence and shall not disclose such information to any third party without the prior written consent of the disclosing Party.

5. TERM AND TERMINATION

5.1 Term. This Agreement shall remain in full force and effect for an initial term of five (5) years commencing on the Effective Date (“Initial Term”), and shall renew automatically thereafter for successive one (1) year periods (each a “Renewal Term,” and together with the Initial Term, the “Term”) unless otherwise terminated in accordance with Section 5.5, below.

5.2 Exclusivity. Licensor acknowledges and agrees that Licensee is granted an exclusive license solely in respect to maintenance, operational, promotional, advertising, goodwill, and general business purposes, including co-development of new offerings and support of ongoing software maintenance within the Exclusive Industry. Licensee acknowledges and agrees that the license granted herein is strictly limited to the Exclusive Industry. Any use of the Licensed Intellectual Property outside of the Exclusive Industry, including any such use following any merger, acquisition, or change in control of Licensee, is expressly prohibited unless prior written approval is obtained from Licensor.

5.3 Renewal. Licensee shall have a right of first refusal to renew the Agreement on the same terms as contained herein, or upon different terms mutually agreed upon by Licensor and Licensee.

5.4 Termination. This Agreement may be terminated by the applicable Party or Parties as follows:

(i) If one Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party (“Notice of Breach”), the non-breaching Party may terminate this Agreement within three (3) days following expiration of such cure period by providing written notice of such termination to the breaching Party;

(ii) Licensor may terminate this Agreement if the Licensee fails to meet the Minimum Revenue requirements as specified in Section 3.2, or if Licensee is in breach of its payment obligations under Section 3.1. Such termination may be effected by Licensor providing written notice to Licensee;

(iii) Automatically upon a final, non-appealable decision by a State or the local administrative or regulatory body in which either Party operates which would render the activities contemplated hereunder illegal, unenforceable or otherwise commercially impracticable;

(iv) If the Parties determine that this Agreement does or reasonably could be determined to violate any Applicable Laws applicable to the Parties, their Affiliates, and enforcement for violation of such Applicable Laws is likely to result in substantial civil or criminal liability or otherwise have a material and detrimental effect on the Parties; or

(v) Immediately in the event that the obligations of the Parties and the transactions contemplated under this Agreement cease to be legal under Applicable Law, or if there is risk of federal prosecution for violation of federal law, even if the Parties are fully compliant with Applicable Law and such prosecution may result in incarceration, criminal and civil penalties and/or forfeiture of property.

5.5 Effects of Expiration or Termination. Upon termination or expiration of this Agreement: (i) all licenses granted to Licensee herein shall terminate; (ii) Licensee shall cease all use of the Licensed Intellectual Property; (iii) Licensor shall retain the exclusive right to directly service any and all of the clients, customers, facilities and entities that utilized the Licensed Intellectual Property, directly or indirectly, due to service by the Licensee under this Agreement;

(iv) each Party shall within thirty (30) days return or destroy all tangible or retrievable materials containing or constituting Confidential Information of the other Party; and (v) each Party will pay, as and when due, any sums then currently due to the other under this Agreement.

5.6 Survivability Post-Acquisition. This Agreement, including all rights, obligations, and limitations hereunder, shall survive any merger, acquisition, or change in control of either Party. This Agreement shall be binding upon and inure to the benefit of the Licensor’s successors and legal representatives. In the event of any such merger, acquisition, or change in control of Licensee, the continued validity of this Agreement is subject to the written consent of Licensor, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Licensor retains the right to initiate legal actions to enforce the terms of this Agreement and to seek revenue or licensing compensation arising from any breach of this Agreement.

5.7 Agreement Terms Surviving Termination of this Agreement. Terms in the following Sections survive termination of this Agreement: Section 4.5, Section 4.6, and Section 4.7.

6. MISCELLANEOUS

6.1 Choice of Law. This Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the substantive laws of the State of North Carolina, the principal place of business of Licensor, without regard to otherwise governing principles of conflict of law.

6.2 Jurisdiction. Each of the Parties agrees that any suit, action or other legal proceeding by or against any Party (or its Affiliates or designees) with respect to or arising out of this Agreement shall be brought exclusively in the federal or state courts in the State of North Carolina, and any appellate court from any thereof as the Party instituting such suit, action or other legal proceeding may elect. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such suit, action or other legal proceeding by the mailing of copies thereof by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in Section 6.3.

6.3 Notices. All notices required or permitted by this Agreement, unless specifically provided otherwise, shall be given in writing by certified or registered mail, return receipt requested, or by hand delivery.

To Licensor:

Alpha Modus Corp

20311 Chartwell Center Drive, #1469

Cornelius, NC 28031

With copy to:

Christopher E. Hanba

Dickinson Wright PLLC

607 W. 3rd St., Suite 2500

Austin, Texas 78701

To Licensee:

GZ6G Technologies Corp

1 Technology Drive, Bldg B,

Suite no. B123 Irvine, CA 92618

All notices will be deemed effective upon personal delivery, confirmed electronic receipt, or two (2) business days following deposit with any international courier service or certified or registered mail.

6.4 Assignment. Except as provided by Section 5.5, no party may assign or delegate this Agreement except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. 6.5 Right to Audit. Licensor shall have the right, at its own expense, to conduct an audit of the Licensee’s use of the Licensed Intellectual Property and compliance with the terms of this Agreement. Such audits shall be conducted upon written notice provided at least seven (7) days prior to the date of audit and during Licensee’s regular business hours.

6.5 Reservation of Rights. Each of the Parties hereby agree that the reservation of rights by Licensor for enforcement of intellectual property is as follows:

(i) Retention of Rights by Licensor. Notwithstanding any provision to the contrary in this Agreement, Licensor expressly reserves all rights and remedies available under applicable laws for the protection and enforcement of the Licensed Intellectual Property, including, but not limited to, the right to initiate, prosecute, and control any legal action or proceeding involving infringement or misappropriation of the Licensed Intellectual Property. Such rights include, without limitation, the right to sue for infringement, to seek injunctive relief, and to claim damages, profits, and costs, including reasonable attorneys’ fees, in connection with any unauthorized use, reproduction, or exploitation of the Licensed Intellectual Property by any third party, irrespective of the industry or sector in which such infringement occurs.

(ii) No Right to Sue for Licensee. Licensee acknowledges and agrees that it shall have no right or authority to initiate or pursue any legal action or proceeding for infringement or misappropriation of the Licensed Intellectual Property against any third party, regardless of whether such infringement or misappropriation occurs within the Exclusive Industry. The right to enforce the Licensed Intellectual Property against infringers, whether within or outside the Exclusive Industry, is exclusively reserved to Licensor. Licensee’s sole recourse in the event of such infringement or misappropriation shall be to notify Licensor of the infringement, and Licensor shall have the sole discretion to determine the appropriate course of action.

(iii) Cooperation in Enforcement. Licensee agrees to provide reasonable assistance and cooperation to Licensor in the enforcement of the Licensed Intellectual Property rights against third-party infringers, including, but not limited to, providing information, documents, or testimony reasonably necessary for such enforcement. Licensee’s cooperation shall be at Licensor’s expense unless otherwise agreed upon in writing.

(iv) No Waiver of Rights. The failure of Licensor to enforce any provision of this Agreement or to exercise any right in respect thereof shall not be construed as constituting a waiver of its rights thereof or of any other rights under this Agreement.

6.6 Entire Agreement, Modification. This Agreement constitutes the entire understanding and arrangement between the parties with respect to the subject matter of this Agreement, and supersedes any other agreements, negotiations, understandings, and representations whether written or oral. No term or provision of this Agreement shall be amended, supplemented, modified, or waived except by a writing signed by the party against whom such amendment, supplement, modification, or waiver is sought to or would be enforced.

6.7 Costs and Expenses. Each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors, and representatives incurred in connection with this Agreement and the transactions contemplated hereby, except as may be otherwise provided herein.

6.8 Ambiguities. Any term or provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. Preparation of this Agreement has been a joint effort of the Parties and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement, and the usual rule of contract construction that resolves ambiguities against the drafter shall not apply.

6.9 Severability. If any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the other provisions herein shall survive such declaration. If any court of competent jurisdiction shall determine that any provision used herein is invalid or unenforceable, then such provision shall be replaced by an acceptable provision that is most nearly coextensive with such stricken provision.

[Signatures for this Agreement continue on the next page]

IN WITNESS WHEREOF, the parties execute this Agreement as of the dates indicated.

Licensor	Licensee

/s/ William Alessi	/s/ William Coleman Smith
Alpha Modus Corp.	GZ6G Technologies Corp

Alpha Modus Corp.

By:	William Alessi	By:	William Coleman Smith
Its:	CEO	Its:	CEO

Date: 01/08/2024		Date: 1-08-2024

EXHIBIT A

Licensed Intellectual Property

Country	Application Number	Filing Date	Publication Number	Publication Date	Patent Number	Issue Date	Status	Title
US	14/335429	18-Jul-14	2015-0025936	22-Jan-15	1E+07	23-Jul-19	Granted	METHOD FOR
MONITORING AND
ANALYZING
BEHAVIOR AND USES
THEREOF
US	16/509343	11-Jul-19	2019-0333081	31-Oct-19	1.1E+07	1-Dec-20	Granted	METHOD FOR
MONITORING AND
ANALYZING
BEHAVIOR AND USES
THEREOF
US	16/837577	1-Apr-20	2020-0226621	16-Jul-20	1.1E+07	29-Jun-21	Granted	METHOD AND SYSTEM FOR
GENERATING A
LAYOUT FOR
PLACEMENT OF
PRODUCTS IN A
RETAIL STORE
US	16/837645	1-Apr-20	2020-0226622	16-Jul-20	1.1E+07	12-Apr-22	Granted	METHOD AND
SYSTEM FOR
INVENTORY
MANAGEMENT IN A
RETAIL STORE
US	16/837711	1-Apr-20	2020-0226623	16-Jul-20	1.1E+07	22-Jun-21	Granted	METHOD AND
SYSTEM FOR
CUSTOMER
ASSISTANCE IN A
RETAIL STORE
US	16/985001	4-Aug-20	2020-0364730	19-Nov-20	1.1E+07	13-Apr-21	Granted	METHOD AND SYSTEM FOR REAL-
TIME INVENTORY
MANAGEMENT,
MARKETING, AND
ADVERTISING IN A
RETAIL STORE